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                                                                    Exhibit 99.1

                                  SKILLSOFT PLC

              AMENDED AND RESTATED SUMMARY OF DIRECTOR COMPENSATION


     On initial election to the Board of Directors, each new non-employee director receives an option to purchase 25,000 ordinary shares (the "Initial Grant") under SkillSoft's 2001 Outside Director Option Plan (the "Director Plan"). Each non-employee director who has been a director for at least six months receives an option to purchase 10,000 ordinary shares on January 1st of each year (the "Annual Grant"). All options granted under the Director Plan have a term of ten years and an exercise price equal to fair market value of the ordinary shares on the date of grant. The Initial Grant becomes exercisable as to one-third of the shares subject to the option on each of the first three anniversaries of the date of grant, provided the non-employee director remains a director on such dates. The Annual Grant becomes fully exercisable on the first anniversary of the date of grant, provided the non-employee director remains a director on such date. Upon exercise of an option, the non-employee director may elect to receive his ordinary shares in the form of ADSs. After termination as a non-employee director, an optionee may exercise an option during the period set forth in his option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its ten-year term. A non-employee director may not transfer options granted under the Director Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his lifetime. In the event of SkillSoft's merger with or into another corporation or a sale of substantially all of SkillSoft's assets, the successor corporation may assume, or substitute a new option in place of, each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, the Board of Directors will notify each non-employee director that he has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period. Unless terminated sooner, the Director Plan will automatically terminate in 2011. The Board of Directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may adversely affect any grant previously made under the Director Plan.

     In addition to the stock compensation described above, the non-employee directors of Skillsoft also receive cash compensation for their services:

          - each non-employee director receives an annual retainer of $30,000;

          - the chairman of each of the Audit Committee and the Compensation Committee receives an additional annual retainer of $7,500; and

          - each non-employee director who is a member of any standing committee (a "Committee") of the Board of Directors receives payment of $2,000 per Board or Committee meeting attended up to a maximum of six meetings per year (including by conference telephone) beyond regularly scheduled meetings (i.e. a maximum additional payment of $12,000), provided that





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               only one meeting payment would be made in the event such
               additional meetings of the Board and one or more Committee were held on the same day.

     Any director who is in office only for a portion of a fiscal year is only be entitled to be paid a pro-rated portion of such remuneration reflecting such portion of the year during which he held office.